Exhibit (a)(5)(B)

KONTRON AND BSQUARE ANNOUNCE EXTENSION OF TENDER OFFER FOR ALL
OUTSTANDING SHARES OF BSQUARE

Seattle, Washington and Linz, Austria—November 22, 2023: Kontron America, Incorporated (“Kontron”), a global leader in IoT Technology, and Bsquare Corporation (Nasdaq: BSQR) (“Bsquare”), an expert in developing and deploying software technologies for the makers and operators of connected devices, today jointly announced that Kontron Merger Sub., Inc. (“Merger Sub”), a wholly owned subsidiary of Kontron, has extended the expiration of its tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of Bsquare (“Shares”), for $1.90 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, pursuant to the Agreement and Plan of Merger, dated as of October 11, 2023, by and among Kontron, Bsquare, and Merger Sub (the “Merger Agreement”).

The Offer, which was previously scheduled to expire at one minute after 11:59 p.m., Eastern Time, on November 21, 2023, has been extended until one minute after 11:59 p.m., Eastern Time, on December 6, 2023, unless the Offer is further extended or earlier terminated pursuant to the terms of the Merger Agreement. Except for the extension of the Offer, all other terms and conditions of the Offer remain unchanged.

Broadridge Corporate Issuer Solutions, LLC (“Broadridge”), the depositary for the Offer, has indicated that as of 6:00 p.m., Eastern Time, on November 21, 2023, approximately 12,867,667 Shares had been validly tendered into and not validly withdrawn from the Offer, representing approximately 64.76% of the total outstanding Shares at such time, and an additional 120,742 Shares were tendered pursuant to guaranteed delivery procedures, representing an additional approximately 0.61% of total outstanding Shares at such time. Holders that have previously tendered their Shares do not need to re-tender their Shares or take any other action in response to this extension of the Offer.

The Merger Agreement requires that more than 66 2/3% of the sum of (i) the total outstanding Shares at the expiration time of the Offer, plus (ii) the total number of Shares that Bsquare is required to issue upon conversion, settlement, exchange or exercise of its convertible securities at the expiration time of the Offer, be tendered in the Offer. The Offer is being extended in order to allow additional time for shareholders of Bsquare to tender their Shares and for Shares tendered by notice of guaranteed delivery to be received to meet this minimum tender condition. The parties do not expect to require additional time for the fulfillment of any other conditions of the Offer.

Advisors

Barnes & Thornburg LLP serves as Kontron’s legal advisor.

Telegraph Hill BD LLC, the broker-dealer subsidiary of Telegraph Hill Advisors, LLC, is acting as financial advisor to Bsquare. DLA Piper LLP (US) serves as Bsquare’s legal advisor.

About Kontron

Kontron AG (www.kontron.com, ISIN AT0000A0E9W5, WKN A0X9EJ, KTN) is a leading IoT technology company. For more than 20 years, Kontron has been supporting companies from a wide range of industries to achieve their business goals with intelligent solutions. From automated industrial operations, smarter and safer transport to advanced communications, medical and energy solutions, the company delivers technologies that add value for its customers. Kontron is listed on the SDAX® and TecDAX® of the German Stock Exchange and has around 4,500 employees with subsidiaries in more than 20 countries around the world.

About Bsquare

Bsquare helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing its customers to realize the full potential of a connected world. Bsquare has extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operates IoT networks ranging in size from 50,000 to more than 1 million devices for its customers. Bsquare’s technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom. For more information, visit www.bsquare.com.

Important Information for Investors and Security Holders

The tender offer for all the outstanding common stock of Bsquare referred to in this press release commenced on October 24, 2023. The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Bsquare, Kontron and Merger Sub have filed with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy the common stock of Bsquare will only be made pursuant to the Offer to Purchase, dated October 24, 2023 (the “Offer to Purchase”), and related tender offer materials. At the time the Offer was commenced, Kontron and Merger Sub filed a tender offer statement on Schedule TO, and Bsquare filed a solicitation/recommendation statement on Schedule 14D-9  with the SEC. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. INVESTORS AND ANY SHAREHOLDERS OF BSQUARE ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SHAREHOLDERS OF BSQUARE SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the solicitation/recommendation statement are available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the solicitation/recommendation Statement, Bsquare files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Kontron, Merger Sub and Bsquare with the SEC for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Bsquare are also available free of charge on Bsquare’s internet website at www.bsquare.com or by contacting Bsquare’s Investor Relations Department at 425-519-5900.

Forward Looking Statements

This press release contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results, including statements regarding the consummation of the Offer and proposed acquisition of Bsquare by Kontron (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Kontron and Bsquare. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the ability of the parties to satisfy the closing conditions for the Proposed Acquisition on a timely basis or at all, including statements about the expected timetable for completing the Proposed Acquisition; uncertainties as to how many of Bsquare’s shareholders will tender their shares in the Offer; the possibility that competing offers will be made; the impact of shareholder litigation relating to the transactions contemplated by the Merger Agreement; the occurrence of events that may give rise to a right of one or both of Kontron and Bsquare to terminate the Merger Agreement; negative effects of the announcement of the Proposed Acquisition on the market price of Bsquare’s common stock and/or on its business, financial condition, results of operations and financial performance; the effects of the Proposed Acquisition (or the announcement thereof) on Bsquare’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; Bsquare’s ability to execute its development initiatives and sales and marketing strategies; the extent to which Bsquare is successful in gaining new long-term customers and retaining existing ones; whether Bsquare is able to maintain its favorable relationship with Microsoft as a systems integrator and distributor; Bsquare’s success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 and recovery related challenges on its business and on its customers and vendors; the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Proposed Acquisition; and competition for clients and the increased bargaining power of Bsquare’s clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Kontron and Bsquare and could cause actual results to differ materially. The forward-looking statements included in this filing are made only as of the date hereof. Kontron and Bsquare do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to Bsquare can be found in Bsquare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the SEC, and in other documents filed from time to time with the SEC by Bsquare and available at www.sec.gov and www.bsquare.com.

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Contact

Bsquare
Cheryl A. Wynne, CFO
Bsquare Corporation
investorrelations@bsquare.com

Kontron AG – Communications
Alexandra Kentros
Tel: +49 151 151 9388 1
group-pr@kontron.com